UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 1

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

MICROTUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2883117
(State of Incorporation or organization)	(I.R.S. Employer Identification No.)

2201 10th Street

Plano, Texas 75074

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

Securities Act registration statement file number to which this form relates (if applicable):

000-31029-40

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

The registrant hereby amends the following Items and Exhibits of its Registration Statement on Form 8-A filed March 18, 2002 (the “Form 8-A”) to reflect an amendment to the registrant’s Rights Agreement between the registrant and Computershare Investor Services, LLC, as Rights Agent, dated March 4, 2002. Capitalized terms used but not defined in this Amendment No. 1 to Registration Statement on Form 8-A shall have the meanings ascribed to them in the Form 8-A.

Item 1.	Description of Registrant’s Securities to be Registered

Item 1 of the Form 8-A is hereby amended to add the following:

On September 7, 2010, the Company and the Rights Agent entered into an amendment (the “First Amendment”) to the Rights Agreement, in connection with the Company’s proposed entry into an Agreement and Plan of Merger (the “Merger Agreement”), by and between the Company, Zoran Corporation (“Parent”) and Maple Acquisition Corp., a wholly owned subsidiary of Parent (“Sub”) pursuant to which Sub would merge with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Sub would cease and the Company would continue as the surviving corporation in the Merger.

The effect of the First Amendment is to provide that the execution of the Merger Agreement and the consummation of the transactions contemplated thereby shall not cause (i) the rights to purchase one-thousandth of a share of the Company’s Series A Preferred Stock to become exercisable under the Rights Agreement, (ii) Parent or any of its subsidiaries, including Sub, to be deemed an “Acquiring Person”, or (iii) the “Distribution Date”, the “Share Acquisition Date” or a “Triggering Event” (as each is defined in the Rights Agreement) to occur. The Amendment also provides that the Rights Agreement shall terminate immediately prior to the consummation of the Merger.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the First Amendment, which are filed as Exhibit 4.1 and Exhibit 4.2 hereto, respectively, and incorporated by reference in their entirety herein.

Item 2.	Exhibits

The following exhibits are filed as part of this registration statement:

3.1(1)	Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 25, 2005.

3.2(2)	Amended and Restated Bylaws, as amended July 23, 2008.

4.1(3)	Rights Agreement between the Company and Computershare Investor Services, LLC, as Rights Agent, dated March 4, 2002 (including as Exhibit A the form of Certificate of Designation, Preferences and Rights of the Terms of the Series A Preferred Stock, as Exhibit B the form of Right Certificate, and as Exhibit C the Summary of Terms of Rights Agreement).

4.2(4)	Amendment No. 1, dated as of September 7, 2010, to the Rights Agreement between the Company and Computershare Investor Services, LLC, as Rights Agent, dated March 4, 2002.

(1)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed on May 31, 2005.

(2)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed on July 28, 2008.
(3)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed on March 18, 2002.
(4)	Filed herewith.

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: September 8, 2010	MICROTUNE, INC.

	By:	/S/ JAMES A. FONTAINE
	Name:	James A. Fontaine
	Title:	Chief Executive Officer